Exhibit No. 99.2

Investor Contact:
Brian Campbell
Director of Investor Relations
201-748-6874
brian.campbell@wiley.com

Wiley Announces New Share Repurchase Program

Hoboken, NJ.  September 20, 2010 – John Wiley & Sons, Inc. (NYSE: JWa and JWb) today announced that its board of directors has approved a 4,000,000 share repurchase program. Under the program, Wiley will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

"Wiley’s strong cash flow will enable us to repurchase shares, pay dividends, and reduce the Company's debt, while continuing to invest in organic growth opportunities and acquisitions," said William J. Pesce, President and CEO.

Wiley recently increased its dividend for the 16th consecutive year and reduced its net debt by $224 million in fiscal year 2010.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations.  Wiley and its acquired companies have published the works of more than 400 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical, and scholarly journals, encyclopedias, books and online products and services; professional/trade books, subscription products, training materials and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners.  Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada and Australia.  The Company's Web site can be accessed at www. wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.